Exhibit 99.1

2825 Airview Boulevard
Kalamazoo, MI 49002
PRESS RELEASE

DATE:	June 27, 2011

Stryker Announces Successful Completion of Tender Offer for Orthovita, Inc. with Over

87.6% of Shares Tendered

Kalamazoo, Michigan, June 27, 2011 – Stryker Corporation (NYSE: SYK) (“Stryker”) announced today the successful completion of a tender offer through its indirect wholly owned subsidiary, Owl Acquisition Corporation (“Purchaser”), for all outstanding shares of common stock of Orthovita, Inc. (NasdaqGM: VITA) (“Orthovita”) for $3.85 per share, net to the seller in cash, without interest and less any applicable withholding taxes. The tender offer and withdrawal rights expired at 12:00 midnight, New York City time, at the end of Friday, June 24, 2011. American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, has advised that, as of the expiration time, 67,512,965 shares (including 1,312,608 shares subject to guarantees of delivery) were validly tendered and not withdrawn, representing approximately 87.6% of all outstanding shares of common stock of Orthovita. All shares that were validly tendered and not validly withdrawn have been accepted for purchase. Purchaser will promptly pay for such shares, at the offer price of $3.85 per share, net to the seller in cash, without interest and less any applicable withholding taxes.

Pursuant to the terms and conditions set forth in the previously announced Agreement and Plan of Merger, dated as of May 16, 2011, Stryker intends to complete the acquisition of Orthovita promptly through the merger of Purchaser with and into Orthovita, with Orthovita continuing as the surviving corporation. As a result of the purchase of shares in the tender offer, Stryker intends to effect the merger without a meeting of Orthovita’s shareholders through the “short-form” merger procedure available under Pennsylvania law. As a result of the merger, any shares of common stock of Orthovita not tendered in the tender offer (other than shares held (i) by Orthovita or any wholly owned subsidiary of Orthovita, or by Stryker or by Purchaser or (ii) by shareholders who validly exercise dissenters rights under Pennsylvania law with respect to such shares) will be canceled and converted into the right to receive the same price of $3.85 in cash per share, without interest and less any applicable withholding taxes, that was paid in the tender offer. Following the merger, Orthovita will become an indirect wholly owned subsidiary of Stryker, and Orthovita’s common stock will cease to be traded on the NASDAQ Global Select Market.

For investor inquiries please contact:

Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com